UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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FORM S-1
(Amendment No. 2)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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JINMIMI NETWORK INC.
(Exact Name of Small Business Issuer in its Charter)

Nevada
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

6G, West Building, Changxing Plaza
Changxing Rd, Nanshan District
Shenzhen, Guangdong, 518051 P.R. China
+ 86 (755) 8340-6503
Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Deng Zhang, President & CEO
JINMIMI NETWORK INC.
6G, West Building, Changxing Plaza
Changxing Rd, Nanshan District
Shenzhen, Guangdong, 518051 P.R. China
+ 86 (755) 8340-6503
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
RICHARD I. ANSLOW, ESQ.
ANSLOW & JACLIN, LLP
195 Route 9 South, Suite204
Manalapan, NJ 07726
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee

Common Stock, par value $0.0001	4,000,000	$0.025	$100,000	$3.93

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price shares were sold to our shareholders in a private placement memorandum. The price of $0.025 was determined by the price shares were sold to our shareholders in a private placement memorandum of $0.025 and is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MARCH ___, 2009

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item. 13 Other Expenses Of Issuance And Distribution.

Securities and Exchange Commission registration fee	$3.93
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$0
Accounting fees and expenses	$2,000
Legal fees and expense	$10,000
Blue Sky fees and expenses	$0
Miscellaneous	$0
Total	$12,003.93

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item. 14 Indemnification Of Directors And Officers.

Our director and officer are indemnified as provided by the Nevada Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item. 15 Recent Sales Of Unregistered Securities.

We were incorporated under the laws of the State of Nevada in November 2008. Upon inception, a total of 20,000,000 founder shares (10,020,000 and 9,980,000 respectively) were issued to Mr. Xi Li and Mr. Changze Liu for their services provided.

In January 2009, we completed a Regulation D Rule 506 and/or Regulation S offering in which we sold 4,000,000 shares of common stock to 40 investors, at a price per share of $0.025 per share for an aggregate offering price of $100,000. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Name of selling stockholder	Shares of common stock owned prior to offering
Lei Cai	800,000
Huagui Zhao	900,000
Fang Liu	100
Jin Wang	700,000
Kequan Huang	500,000
Quanzhong Wang	100
Xiaohong Liang	100
Shuzhi Feng	1,000
Qiang Zhao	824,700
Yunfei Liu	1,000
Hongyan Xun	240,000
Rui Peng	8,000
Qinfang Hu	1,000
Tao Geng	6,000
Yan Li	500
Yan Ding	500
Xiaonian Li	2,000
Qianqian Sun	500
Gang Xiang	500
Bingbing Hu	1,000
Haibo Li	6,000
Xinfu Cheng	1,000
Zhangan Yang	1,000
Kaiwei Shen	800
E Jiang	100
Yuanping Dai	200
Fang Ren	100
Xiaoqiang Wei	400
Qiang Wang	200
Jiacai He	300
Bo Wang	200
Zhengguo Luo	200
Kangning Cheng	200
Nan Chen	100
Xia Cao	500
Tianbing Zhen	200
Xiaoming Zou	600
Jin Fan	500
Xueru Chen	200
Xiaohong Chen	200

The Common Stock issued in our Regulation D, Rule 506 and/or Regulation S Offering was issued in a transaction not involving a public offering in reliance on exemptions provided by Regulation D and/or Regulation S of the Securities Act of 1933.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in January 2009 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item. 16 Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
3.1 *	Certificate of Incorporation of Jinmimi Network Inc.
3.2 *	By-Laws of Jinmimi Network Inc.
5.1 **	Opinion of Anslow & Jaclin, LLP
10.1 *	Securities Purchase Agreement by and among us and Hong Kong Active Choice Limited dated as of January 14, 2009
10.2 *	Form of Subscription Agreement dated as of January 15, 2009
10.3 *	Management Consultancy Agreement by and between Chuangding Investment Consultant (Shenzhen) Co., Ltd. and Shenzhen Jinmimi Network Technology Co., Ltd., dated as of December 18, 2008
21.1 *	Subsidiary
23.1	Consent of Albert Wong & Co.
23.2	Consent of Counsel, as in Exhibit 5.1
24.1	Power of Attorney (filed herewith on signature page)

* Incorporated by reference to Form S-1 filed on January 26, 2009.
** Incorporated by reference to Form S-1/A filed on February 24, 2009.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)                        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.             To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       iii.             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)                          Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)                           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

       i.             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

       ii.             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

       iii.             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

       iv.             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned on March 4, 2009.

JINMIMI NETWORK INC.

By:	/s/ Deng Zhang
Deng Zhang
President, CEO and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deng Zhang, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for his and in his name, place and stead, in any and all capacities (including his capacity as a sole director and/or officer of Jinmimi Network Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

March 4, 2009	By:	/s/ Deng Zhang
Deng Zhang
President, Chief Executive Officer and Chairman of the Board of Directors

March 4, 2009	By:	/s/ Jiangkun Shi
Jiangkun Shi
Chief Financial Officer, Principal Accounting Officer and Treasurer

March 4, 2009	By:	/s/ Ping Zhao
Ping Zhao
Secretary